Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-08837, 333-33231, 333-36071, 333-57488, 333-90104, 33-84116, 33-84118, 33-84120, 33-84122 and 33-84124) and Form S-3 (File Nos. 333-77399, 333-90102, 333-58110 and 33-70618) of Gateway Inc. of our report dated January 24, 2002, except for Notes 2 and 6, as to which the date is April 14, 2003, relating to the restated consolidated financial statements and financial statement schedule, which appears in this Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the references to us under the heading “Selected Consolidated Financial Data” in such Annual Report.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Diego, California

April 14, 2003